EXHIBIT 3.1.1

ROADSHIPS HOLDINGS INC.
UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS
 IN LIEU OF MEETING

The undersigned, being all of the directors of Roadships Holdings Inc., a Delaware corporation (the “Corporation”), do hereby waive notice and consent to the adoption of the following resolutions pursuant to the Delaware General Corporation Law, do hereby waive notice and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a meeting of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors has deemed it advisable to issue 39,312 Class “B” Preferred shares to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent agreeing to retire $98,281.00 (USD) of debt owed to him by the Corporation;

WHEREAS, the Board of Directors has deemed it further advisable to issue 2,300,000,000 shares of common class stock at Par Value ($0.00001) to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent agreeing to retire an additional $23,000.00 (USD) of debt owed to him by the Corporation;

WHEREAS, the Board of Directors desires to issue the above said number of shares in the name Michael Nugent ATF Twenty Second Trust;

NOW, THEREFORE, be it:

RESOLVED, the Board of Directors hereby agrees to issue 39,312 Class “B” Preferred shares to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent retiring $98,281.00 (USD) of debt owed to him by the Corporation; and be it further

RESOLVED, the Board of Directors hereby agrees to issue 2,300,000,000 shares of common class stock at Par Value ($0.00001) to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent retiring an additional $23,000.00 (USD) of debt owed to him by the Corporation; and be it further

RESOLVED, the Board of Directors shall issue the above said number of shares in the name Michael Nugent ATF Twenty Second Trust; and be it further

RESOLVED, that the Officers of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of the above referenced shares; and be it.

FURTHER RESOLVED, that the Chief Executive Officer and Secretary of the Corporation hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute all other documents necessary to facilitate the actions of the Company as described herein, including making the necessary adjustments to the financial statements of the Corporation..

IN WITNESS WHEREOF, we hereby set our hands this 12th day of March, 2013.

Michael Nugent , CEO	Michael Norton-Smith, Director

Robert McClelland, Director	Patrick Greene, Director